Exhibit 10.1

INTERNAP CORPORATION
LONG-TERM CASH AWARD AGREEMENT

This Long-term Cash Award Agreement (the “Agreement”) is hereby entered into, effective as of the date set forth below (the “Effective Date”), by and between Peter D. Aquino (the “Executive”) and Internap Corporation (the “Company”).  The purpose of the Agreement is to provide a long-term incentive benefit to the Executive in the form of a cash award (the “Cash Award”).

ARTICLE I
CASH AWARD

1.1         Amount of Cash Award.  The Cash Award is $600,000, payable as set forth herein.

1.2         Vesting of Cash Award.

(a)          Time Vesting. 50% of the Cash Award ($300,000) shall vest as follows: (i) $100,000 shall vest on the first anniversary of the Effective Date if the Executive is employed by the Company on such date; (ii) $100,000 shall vest on the second anniversary of the Effective Date if the Executive is employed by the Company on such date; and (iii) $100,000 shall vest on the third anniversary of the Effective Date if the Executive is employed by the Company on such date.

(b)         Performance Vesting. If the 2019 Performance Objective set forth on Exhibit A hereto is met, 50% of the Cash Award ($300,000) shall vest as follows: (i) $100,000 shall vest on the first anniversary of the Effective Date if the Executive is employed by the Company on such date; (ii) $100,000 shall vest on the second anniversary of the Effective Date if the Executive is employed by the Company on such date; and (iii) $100,000 shall vest on the third anniversary of the Effective Date if the Executive is employed by the Company on such date.  If the 2019 Performance Objective is not met, the 50% portion of the Cash Award subject to such objective shall be cancelled without any further consideration to the Executive.

(c)          Termination of Employment. Except to the extent otherwise determined by the Board of Directors of the Company, any outstanding and unvested portion of the Cash Award shall be cancelled immediately upon the Executive’s termination of employment.

(d)          Change in Control.  Notwithstanding the forgoing, any outstanding, unvested portion of the Cash Award shall vest 100% upon a Change in Control. “Change in Control” means the happening of any of the following events:

A.          An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 1.2(d)(C) below;

B.           A change in the composition of the Board such that the individuals who, as of the Effective Date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date of this Agreement whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

C.           The consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”); excluding however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a Parent) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Stock and Outstanding Voting Securities, as the case may be (“Parent” — means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) of the Company), (ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent for purposes of determining whether clause (i) above is satisfied in connection with the applicable Corporate Transaction, such Parent) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent for purposes of determining whether clause (i) above is satisfied in connection with the applicable Corporate Transaction, of the Parent); or

D.            The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3         Payment of the Cash Award. Any portion of the Cash Award that becomes vested shall be paid, less applicable withholding and payroll taxes, on the payroll date next following the date such portion becomes vested.

1.4         Unsecured Obligation.  The Cash Award shall be reflected in a book entry maintained by or on behalf of the Company.  The existence of such book entry shall not create a trust of any kind, or a fiduciary relationship between the Company and the Executive. The Cash Award represents, subject to the terms and conditions of this Agreement, an unsecured obligation of the Company to pay cash to the Executive at a future date.

ARTICLE II
GENERAL PROVISIONS

2.1         Entire Agreement.  The Agreement constitutes the entire agreement or contract between the Company and the Executive regarding the subject matter hereof.  No oral statement regarding the Agreement may be relied upon by the Executive or any other person claiming through or under the Executive.

2.2        Clawback/Forfeiture.  If the Executive receives any amount in excess of what the Executive should have received with respect to the Cash Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Executive shall be required to repay any such excess amount to the Company upon thirty (30) days prior written demand by the Compensation Committee of the Company’s Board of Directors. To the extent required by the Company’s clawback policy or applicable law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Cash Award shall be subject to any required clawback, forfeiture or similar requirement.

2.3         Construction.  Headings of Articles, Sections and subsections are for convenience of reference only.  The headings are not part of the Agreement and are not to be considered in its construction.  All references to statutory sections shall include the section as amended from time to time.

2.4         Employment Rights.  Neither the execution and delivery of the Agreement nor the payment of any benefits hereunder shall be construed as conferring upon the Executive the right to continue to be employed by the Company in any capacity.

2.5         Benefit Transfers.  Except as expressly permitted in the Agreement, the Executive shall not have any right to transfer, assign, anticipate, hypothecate or otherwise encumber all or any part of the amounts payable under the Agreement.  No such amounts shall be subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, nor shall any such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Executive, except that upon the Executive’s death, any vested and outstanding portion of the Cash Award shall be paid to the Executive’s spouse, if he is married, and otherwise to his estate.  Any attempted assignment or transfer in contravention of this provision shall be void.

2.6         Governing Law.  Construction, validity and administration of the Agreement shall be governed by applicable federal law and the laws of the Commonwealth of Virginia without reference to principles of conflicts of laws of the Commonwealth of Virginia or any other jurisdiction.

2.7         Successors and Assigns.  Subject to the restrictions on transfer set forth herein, the Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, and the Executive and his successors, heirs, executors, administrators and beneficiaries.  The Company may assign the Agreement or any of its rights hereunder, provided that no such assignment shall relieve the Company of its obligations hereunder.  The Agreement shall not be assignable by the Executive except by will or the laws of descent and distribution.

2.8         Notices.  Any notice required or permitted to be given pursuant to the Agreement shall be in writing and shall be signed by the person giving the notice.  If such notice is mailed, it shall be sent by United States first class mail, postage prepaid, addressed to such person’s last known address as shown on the records of the Company.  The date of such mailing shall be deemed to be the date of notice, but the notice shall not be effective until actually received.  The Company or the Executive may change the address to which notice is sent by giving notice of such change in the manner above.

2.9        No Guaranty of Benefits.  Nothing contained in the Agreement shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay the Cash Award.

2.10       Counterparts.  The Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.  The Agreement or any counterpart may be executed via facsimile or other electronic transmission, and any such executed facsimile or other electronic copy shall be treated as an original.  It shall not be necessary in making proof of the Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

2.11       Code Section 409A Compliance. The Cash Award is intended to be exempt from Section 409A of the Internal Revenue Code (“Code Section 409A”) and applicable regulations, and shall be interpreted and operated consistent with such intent.  If any ambiguity exists in the terms of the Agreement, it shall be interpreted to be consistent with this purpose.  It is also the intention of this Agreement that all income tax liability on payments made pursuant to this Agreement be deferred until the Executive actually receives such payment to the extent Code Section 409A applies to such payments, and this Agreement shall be interpreted in a manner consistent with this intent.  Therefore, if any provision of this Agreement is found not to be in compliance with any applicable requirements of Code Section 409A, that provision will be deemed amended and will be construed and administered, insofar as possible, so that this Agreement, to the extent permitted by law and deemed advisable by the Company, does not trigger taxes and other penalties under Code Section 409A; provided, however, that Executive will not be required to forfeit any payment otherwise due without his written consent.  It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Nothing in this section increases the Company’s obligations to Executive under this Agreement.  Executive remains solely liable for any taxes, including but not limited to any penalties or interest due to Code Section 409A or otherwise, on the payments made hereunder.  The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for payments made pursuant to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on this 8th day of April 2019.

INTERNAP CORPORATION

/s/ Richard P. Diegnan
By:	Richard P. Diegnan
Title:	EVP, General Counsel

ACCEPTED AND AGREED:

PETER D. AQUINO

/s/ Peter D. Aquino

EXHIBIT A

The 2019 Performance Objective is: The Company shall meet or exceed the Free Cash Flow target in the Company’s approved 2019 budget for the consolidated Company. Free Cash Flow is defined as EBITDA less Capital Expenditures, as such terms are used in the Board of Directors’ approved 2019 budget.

The Compensation Committee of the Board of Directors will determine whether the 2019 Performance Objective is achieved.

The Compensation Committee has the authority and the right to interpret, in its discretion, this Exhibit A and to adjust the terms of the 2019 Performance Objective and make such other changes as it deems necessary or desirable, in its discretion, in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of any portion of the Cash Award subject to the 2019 Performance Objective.